Exhibit 99.3
FINANCIAL GUIDANCE SUMMARY
WebMD Health Corp
2010 Financial Guidance
(in millions, except per share amounts)

	Year Ended	Year Ended
	December 31, 2009	December 31, 2010
	Actuals	Guidance Range

Revenue	$438.5	$510.0	$525.0

Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) (a)	$112.3	$150.0	$158.0

Adjusted EBITDA per diluted common share	$1.94	$2.27	$2.39

Interest, taxes, non-cash and other items (b)
Interest income	9.2	11.0	12.0
Interest expense	(23.5)	(19.0)	(18.0)
Depreciation and amortization	(28.2)	(30.0)	(28.0)
Non-cash stock-based compensation	(39.4)	(33.0)	(31.0)
Non-cash advertising	(1.8)	—	—
Severance and other transaction expenses	(11.1)	—	—
Gain on repurchases of convertible notes	10.1	—	—
Other expenses, net	(1.4)	—	—

Consolidated pre-tax income from continuing operations	26.2	79.0	93.0

Income tax benefit (provision)	45.5	(34.0)	(40.0)

Consolidated income from continuing operations	71.7	45.0	53.0

Income attributable to noncontrolling interest	(4.7)	—	—

Income from continuing operations	$67.0	$45.0	$53.0

Income from continuing operations per share
Basic	$1.40	$0.79	$0.93

Diluted	$1.21	$0.68	$0.80

Weighted-average shares outstanding used in computing income from continuing operations per common share:
Basic	47.4	57.0	57.0
Diluted	57.7	66.0	66.0

(a)	See Annex A — Explanation of Non-GAAP Financial Measures

(b)	Reconciliation of Adjusted EBITDA to consolidated income from continuing operations
Additional information regarding forecast for first quarter of 2010:
•	Revenue is forecasted to be approximately $103 to $106 in quarter ending March 31, 2010

•	Adjusted EBITDA as a percentage of revenue is forecasted to be approximately 21.5% to 22.5% in quarter ending March 31, 2010

•	Net Income as a percentage of revenue is forecasted to be approximately 2% to 3.5% in quarter ending March 31, 2010
Additional information regarding full year 2010 forecast:
•	Income tax rate for 2010 is forecasted to be approximately 43% of pretax income.

•	The distribution of the annual revenue is expected to be approximately 83% public portal advertising and sponsorship and 17% private portal services. Quarterly revenue distributions may vary from this annual estimate

•	2010 guidance excludes any gains or losses related to repurchase of convertible notes.